UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 24, 2007
Date of Report (Date of earliest event reported)

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NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

  20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

_________________
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 24, 2007, North American Scientific, Inc. (“NASI”) and two of its subsidiaries, NOMOS Corporation and North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a Third Amendment to Loan and Security Agreement (the “Third Amendment”) with Silicon Valley Bank (“Silicon Valley”). The Third Amendment amends that certain Loan and Security Agreement dated October 5, 2005 (as amended to date, the “Loan Agreement”).

The Loan Agreement provided for a secured, revolving line of credit of up to $5,000,000. The line of credit had a term of one year and included a letter of credit sub-facility. Borrowings under the line of credit were subject to a borrowing base formula. The Second Amendment extended the term of the line of credit to October 3, 2007 and revised certain terms of the Loan Agreement. Specifically, the Second Amendment decreased the amount available under the line of credit from $5 million to $4 million, and increased the minimum tangible net worth that must be maintained by the Company from $1.5 million to $5 million.

The Third Amendment adds a Bridge Loan Sublimit to the Loan Agreement of up to $1,500,000 at an interest rate of prime plus 4.0%, subject to a borrowing base formula, and decreases the minimum tangible net worth that must be maintained by the Company from $5 million to $2 million. The maturity date of the Bridge Loan Sublimit shall be the earlier of October 3, 2007 or the date NASI closes a private investment public equity transaction. Concurrent with the Third Amendment, the Company issued Silicon Valley a warrant to purchase up to 300,000 shares of NASI common stock at an exercise price of $0.98 per share, the closing price of NASI common stock on August 24, 2007.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: August 28, 2007	By: /s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer